Exhibit 5.1

May 22, 2020

CONMED Corporation

525 French Road

Utica, New York 13502-5944

Dear Sirs and Mesdames:

In connection with the filing of Post-Effective Amendments to Registration Statement Nos. 333-78987, 333-90444, 333-124202, 333-136453, 333-145150, 333-162834, 333-168493, 333-182878, 333-207582, 333-214299, 333-223258 and 333-228171 on Form S-8 (collectively, the “Registration Statements”) to be filed on the date hereof by CONMED Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Post-Effective Amendments are being filed in connection with the adoption of the Registration Statements by the Company pursuant to Rule 414 under the Securities Act as the successor issuer to CONMED Corporation, a New York corporation. The Registration Statements, as amended by the Post-Effective Amendments, relate to 8,284,218 aggregate shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), registered and available for issuance or outstanding under the following plans (collectively, the “Plans”): (i) Amended and Restated 1999 Long-Term Incentive Plan; (ii) CONMED Corporation 2006 Stock Incentive Plan; (iii) Amended and Restated Long Term Incentive Plan; (iii) CONMED Corporation Amended and Restated 2015 Long-Term Incentive Plan; (iv) CONMED Corporation 2018 Long-Term Incentive Plan; (v) Amended and Restated 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation; (vi) Amended and Restated 2016 Non-Employee Director Equity Compensation Plan of CONMED Corporation; (vii) Amended and Restated 2020 Non-Employee Director Equity Compensation Plan of CONMED Corporation; (viii) CONMED Corporation 2002 Employee Stock Purchase Plan, as amended; (ix) CONMED Corporation Amended and Restated 2020 Employee Stock Purchase Plan, (x) January 2, 2018 Stock Option Inducement Award; and (xi) January 2, 2018 Restricted Stock Unit Inducement Award.

Upon the basis of such examination, I advise you that, in my opinion, the Shares have been duly authorized and when the Post-Effective Amendments to the Registration Statements become effective under the Act and the Shares have been duly issued as provided in the Plans, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinions with respect to the laws of any other jurisdiction. In rendering the foregoing opinion, I have, with your approval, relied as to certain matters on information obtained from officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments relating to the Shares. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Daniel S. Jonas
Daniel S. Jonas
Executive Vice President – Legal Affairs,
General Counsel & Secretary